EXHIBIT 10.1

ADVISORY AGREEMENT
This Advisory Agreement (this “Agreement”) is made and entered into as of February 6, 2024 (the “Effective Date”) by and between Recursion Pharmaceuticals, Inc., (the “Company”), and Shafique Virani (“Advisor”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).
1.SERVICES AND COMPENSATION
Advisor shall perform the services described in Exhibit 1 (the “Services”) for the Company (or its designee), and the Company agrees to pay Advisor the compensation described in Exhibit 1 for Advisor’s performance of the Services.
2.CONFIDENTIALITY
A.Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Advisor can establish (i) was publicly known or made generally available prior to the time of disclosure to Advisor; (ii) becomes publicly known or made generally available after disclosure to Advisor through no wrongful action or inaction of Advisor; or (iii) is in the rightful possession of Advisor, without confidentiality obligations, at the time of disclosure as shown by Advisor’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
B.Nonuse and Nondisclosure. During and after the term of this Agreement, Advisor will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Advisor will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Advisor’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Advisor may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Advisor shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Advisor agrees that no ownership of Confidential Information is conveyed to the Advisor. Without limiting the foregoing, Advisor shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Advisor agrees that Advisor’s obligations under this Section 2.B shall continue after the termination of this Agreement.
C.Other Client Confidential Information. Advisor agrees that Advisor will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Advisor or other person or entity with which Advisor has an obligation to keep in confidence. Advisor also agrees that Advisor will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D.Third Party Confidential Information. Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that at all times during the term of this Agreement and thereafter, Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
3.OWNERSHIP
A.Assignment of Inventions. Advisor agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Advisor, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Advisor also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.
B.Pre-Existing Materials. Subject to Section 3.A, Advisor will provide the Company with prior written notice if, in the course of performing the Services, Advisor incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Advisor or in which Advisor has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Advisor will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.
C.Further Assurances. Advisor agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Advisor further agrees that Advisor’s obligations under this Section 3.C shall continue after the termination of this Agreement.
4.CONFLICTING OBLIGATIONS
A.Advisor represents and warrants that Advisor has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Advisor’s obligations to the Company under this Agreement, and/or Advisor’s ability to perform the Services. Advisor will not enter into any such conflicting agreement during the term of this Agreement.
B.In light of the unique and specialized nature of Advisor’s services, Advisor shall have the right to subcontract or delegate the performance of any Services only with the prior written permission of the Company.
5.RETURN OF COMPANY MATERIALS
Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will immediately deliver to the Company, and will not keep in Advisor’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Advisor may have in Advisor’s possession or control.
6.TERM AND TERMINATION
A.Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of i) December 31, 2024, or ii) termination as provided in Section 6.B.
B.Termination. Advisor may terminate this Agreement upon giving the Company seven (7) days prior written notice of such termination pursuant to Section 8.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice for any or no reason. For the avoidance of doubt, this Agreement will terminate immediately if Advisor fails to execute, by the deadline specified therein, the Separation Agreement and Release to which this Agreement is attached (the “Separation Agreement) or if Advisor revokes the Separation Agreement.
C.Survival. Upon any termination, all rights and duties of the Company and Advisor toward each other shall cease except:
(1)The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Advisor for Services completed and accepted by the Company prior to the termination date; and
(2)the sections entitled Confidentiality, Ownership, Conflicting Obligations, Return of Company Materials, Term and Termination, Independent Contractor; Benefits, and Miscellaneous will survive termination or expiration of this Agreement in accordance with their terms.
7.INDEPENDENT CONTRACTOR; BENEFITS
A.Independent Contractor. It is the express intention of the Company and Advisor that Advisor perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Advisor is not authorized to bind the Company to any liability or obligation or to represent that Advisor has any such authority. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement. Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B.Benefits. The Company and Advisor agree that Advisor will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Advisor is reclassified by a state or federal agency or court as the Company’s employee, Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.
8.MISCELLANEOUS
A.Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Florida, without regard to the conflicts of law provisions of any jurisdiction.

B.Assignability. This Agreement will be binding upon Advisor’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Advisor may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
C.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties (for the avoidance of doubt, the Separation Agreement and Release between Advisor and the Company and any surviving documents therein will continue in full force and effect). Advisor represents and warrants that Advisor is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.
D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
E.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
F.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
G.Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile or email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8.G.
(1)If to the Company, to:
Recursion Pharmaceuticals, Inc.
41 S Rio Grande Street
Salt Lake City, UT 84101
Attention: Chief Legal Officer
(2)If to Advisor, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Advisor provided by Advisor to the Company.
H.Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.
I.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
J.Protected Activity Not Prohibited. Advisor understands that nothing in this Agreement shall in any way limit or prohibit Advisor from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Notwithstanding the foregoing, Advisor agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Advisor further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or privileged attorney work product. Pursuant to the Defend Trade Secrets Act of 2016, Advisor is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Advisor understands that nothing in this Agreement, including its definition of Confidential Information, limits Advisor’s rights to discuss or disclose Advisor’s compensation or the terms or conditions of Advisor’s service relationship with the Company to the extent protected by applicable law, or otherwise impairs Advisor from assisting other Company current or former service providers in the exercise of their rights under applicable law..

ADVISOR        Recursion Pharmaceuticals, Inc.
By:    /s/ Shafique Virani        By:    /s/ Christopher Gibson
Name: Shafique Virani        Name: Christopher Gibson
            Title: CEO
Address for Notice:

Email Address for Notice

EXHIBIT 1
SERVICES AND COMPENSATION
1.Contact. Advisor’s principal Company contact:
Name: Christopher Gibson
Title: CEO
2.Services. The Services will include, but will not be limited to, the following: Advisor will provide strategic and operational support to the Company's business development function and any other mutually agreed upon transition assistance.
3.Compensation.
A.During the period that Advisor provides Services under this Agreement (the “Advisory Period”), the Company will pay Advisor the following advisory fees to Advisor: (i) for each month that Advisor provides Services under this Agreement from February 2024 through July 2024, a total of $25,000 (which constitutes the full advisory fee for the first twenty-five (25) hours of Service performed by Advisor during such month) plus $1,000 for each hour of Services performed during such month in excess of twenty-five (25) hours if Advisor receives written consent from an authorized agent of the Company prior to performing such Services, and (ii) for each month that Advisor provides Services under this Agreement from August 2024 through December 2024, a total of $15,000 (which constitutes the full advisory fee for the first fifteen (15) hours of Service performed by Advisor during such month) plus $1,000 for each hour of Services performed during such month in excess of fifteen (15) hours if Advisor receives written consent from an authorized agent of the Company prior to performing such Services.
B.During the Advisory Period, each outstanding equity award previously granted to Advisor by the Company (each, an “Equity Award”) shall continue to vest in accordance with the terms and conditions of the equity plan under which such Equity Award was granted and the award agreement between the Company and Employee evidencing such Equity Award. In addition, every three months during the period that Advisor provides Services under this Agreement, the Company’s Board of Directors (the “Board”) will review Advisor’s contributions towards the completion of transformative transactions, and based on such assessment, the Board will consider whether to accelerate the vesting of a portion of Advisor’s outstanding Equity Awards, as determined by the Board in its discretion.
C.If Advisor elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Advisor and Advisor’s eligible dependents, if applicable, the Company will pay, by remitting payment directly to the COBRA administrator, the premiums necessary to continue group health insurance benefits for Advisor and Advisor’s eligible dependents until the earlier of (i) the date Advisor ceases providing Services under this Agreement or (ii) the date upon which Advisor and/or Advisor’s eligible dependents cease(s) to be eligible for coverage under COBRA (such payments, the “COBRA Payments”). Notwithstanding anything in this Agreement to the contrary, if the Company determines in its sole discretion that it cannot provide the COBRA Payments without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Advisor a taxable monthly payment, payable on the last day of a given month (except as provided by the last sentence of this Section 3.C.), in an amount equal to the monthly COBRA premium that Advisor would be required to pay to continue the group health coverage for Advisor and/or Advisor’s eligible dependents in effect on the date of the termination of Advisor’s employment with the Company (which amount will be based on the premium for the first month of COBRA continuation coverage) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Advisor and/or Advisor’s eligible dependents elect COBRA continuation coverage and will commence on the month following the Separation Date and will end on the earlier of (x) the date upon which Advisor obtains health insurance through other employment or (y) the date Advisor ceases providing Services under this Agreement. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Advisor will not receive any further COBRA Replacement Payments or COBRA Payments.
D.The Company will reimburse Advisor, in accordance with Company policy, for all reasonable travel expenses incurred by Advisor in performing the Services pursuant to this Agreement, if Advisor receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.
4.Invoices and Payments.
Every two weeks, Advisor shall submit to the Company a written invoice for Services and expenses within thirty (30) days after such Services are performed or such expenses are incurred, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company. The Company will remit payment for properly submitted and approved invoices within thirty (30) days following invoice submission. In order to help prevent adverse tax consequences to Advisor under Section 409A (as defined below), in no event will any payment under Section 3.A. of this Exhibit be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned.
In addition, any reimbursement under Section 3.D. of this Exhibit shall be subject to Advisor continuing to provide Services to the Company pursuant to this Agreement through the date that the expense to be reimbursed is incurred, and in no event shall any such reimbursement be made later than the later of (i) March 15th of the calendar year following the calendar year in which such expense was approved by the Company; or (ii) the 15th day of the third (3rd) month following the end of the Company’s tax year in which such expense was approved by the Company.

In addition, to the extent necessary to comply with Section 409A with respect to any reimbursements under Section 3.D. of this Exhibit that constitute “deferred compensation” within the meaning of Section 409A, the following provisions will apply: (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (ii) the right to the applicable reimbursement is not subject to liquidation or exchange for another benefit or payment; (iii) to the extent there is any reimbursement of an expense, subject to any shorter time periods provided in this Agreement or in the applicable reimbursement arrangement, any such reimbursement of an expense must be made on or before the last day of Advisor’s taxable year following the taxable year of Advisor in which the expense was incurred; and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, reimbursements will be made for expenses incurred only during Advisor’s lifetime.
All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company (or any of its subsidiaries or affiliates) have any liability, responsibility or obligation to reimburse, indemnify or hold harmless Advisor for any taxes imposed, or other costs incurred, as a result of Section 409A.
This Exhibit 1 is accepted and agreed upon as of February 6, 2024.
ADVISOR        RECURSION PHARMACEUTICALS, INC.
By:    /s/ Shafique Virani        By:    /s/ Christopher Gibson
Name: Shafique Virani        Name: Christopher Gibson
            Title: CEO